Exhibit 99.1

Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com

Investor Relations: Jennifer Varley, (617) 532.8104, ir@enernoc.com

EnerNOC Reports Second Quarter 2012 Financial Results

EnerNOC increases top- and bottom-line guidance after solid second quarter execution

BOSTON, MA, August 7, 2012 – EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of energy management applications and services for the smart grid, today announced financial results for the second quarter ended June 30, 2012.

“We are pleased with our strong second quarter results and, in particular, the way we have managed our demand response resources in PJM,” said Tim Healy, Chairman and CEO of EnerNOC. “Based on our execution and better visibility into next year, we are increasing our guidance for 2012 and 2013, including for 2013 an increased GAAP net income range of $0.15 to $0.75 per diluted share and an increased adjusted EBITDA range of $50 million to $75 million.”

•

Revenues for the second quarter of 2012 were $33.3 million, compared to $58.9 million for the same period in 2011, a decrease of $25.6 million primarily due to the Company’s change in the timing of PJM Emergency Load Response Program (ELRP) revenue recognition. As previously disclosed, beginning in 2012 the Company will recognize PJM ELRP revenue at the end of the performance period, which ends on September 30th of each year. Excluding PJM ELRP revenue, the Company’s revenues for the second quarter of 2011 were $28.8 million.

•	As of June 30, 2012, deferred revenues increased to $38.5 million, of which the Company expects to recognize approximately half by the end of 2012.

•	Gross profit for the second quarter of 2012 was $8.3 million, or 25% of revenue, compared to $20.4 million, or 35% of revenue, for the same period in 2011, which included PJM ELRP revenue.

•

GAAP net loss for the second quarter of 2012 was $29.1 million, or $1.10 per basic and diluted share, compared to GAAP net loss for the second quarter of 2011 of $13.0 million, or $0.51 per basic and diluted share.

•

Non-GAAP net loss for the second quarter of 2012 was $24.0 million, or $0.91 per diluted share, compared to non-GAAP net loss for the second quarter of 2011 of $7.8 million, or $0.31 per diluted share.

•	Adjusted EBITDA for the second quarter of 2012 was negative $18.2 million, compared to negative $3.5 million in the second quarter of 2011.

•

Cash flow from operating activities for the second quarter of 2012 was $4.4 million, compared to $13.7 million in the second quarter of 2011. The Company generated negative $1.2 million of free cash flow for the quarter ended June 30, 2012, compared to $5.1 million for the quarter ended June 30, 2011.

•	As of June 30, 2012, the Company had cash and cash equivalents totaling $79.4 million, a decrease of $7.9 million from cash and cash equivalents as of December 31, 2011.

Other second quarter 2012 and recent highlights:

•	Increased demand response megawatts under management to over 8,300 as of June 30, 2012, an increase of approximately 300 megawatts during the quarter;

•	Increased the number of commercial, institutional, and industrial DemandSMART customers to approximately 5,600 and sites to approximately 13,000 as of June 30, 2012;

•	Achieved 2,000 sites under management for the Company’s EfficiencySMART product suite;

•	Achieved $500 million in cumulative customer savings worldwide;

•	Secured more than $300 million of expected future revenue in the 2015/16 PJM Emergency Load Response Program delivery year;

•	Increased contracted revenues to $1.6 billion as of June 1, 2012, 90% of which is expected to be earned by May 31, 2016; and

•	Released the first mobile version of the Company’s industry-leading customer energy portal for iOS and Android devices.

Financial Outlook

The Company currently expects to deliver the following financial results for the quarter ending September 30, 2012 and the years ending December 31, 2012 and December 31, 2013:

Third quarter 2012: The Company expects third quarter revenue to be in the range of $160 million to $176 million. The Company expects third quarter GAAP net income per diluted share to be in the range of $1.60 to $1.90 based on weighted-average diluted shares outstanding of 27.3 million.

Full Year 2012: The Company expects full year 2012 revenue to be in the range of $260 million to $280 million, compared to its previously published 2012 guidance range of $250 million to $280 million. GAAP net loss for 2012 is expected to be in the range of $1.00 to $1.40 per basic and diluted share, compared to the Company’s previously published 2012 guidance range of $1.00 to $1.50 per basic and diluted share. These revised estimates are based on basic and diluted weighted average shares outstanding of 26.6 million, compared to 26.5 million shares used as the basis for the Company’s previously published guidance. Full year 2012 Adjusted EBITDA, which remains unchanged from the Company’s previously published guidance, is expected to be between $5 million and $20 million. The Company expects stock-based compensation expense to be between $14 million and $15 million, amortization of acquisition related intangibles expense to be approximately $7 million, depreciation expense to be between $18 million and $20 million, and interest and other expense, net, to be between $1 million and $2 million. The estimated provision for income taxes is expected to be between $2 million and $2.5 million.

Full Year 2013: The Company expects full year 2013 revenue to be in the range of $350 million to $400 million, consistent with its previously published 2013 guidance. GAAP net income for 2013 is expected to be in the range of $0.15 to $0.75 per diluted share, compared to the Company’s previously published 2013 guidance range of a net loss of $0.25 per basic and diluted share to net income of $0.50 per diluted share. These revised estimates are based on diluted weighted average shares outstanding of 27.7 million compared to 27.5 million diluted shares used as the basis for the Company’s previously published guidance. Full year 2013 Adjusted EBITDA is expected to be between $50 million and $75 million. The Company expects stock-based compensation expense to be between $12 million and $14 million, amortization of acquisition related intangibles expense to be approximately $7 million, depreciation expense to be between $21 million and $23 million, and interest and other expense, net, to be between $0.5 million and $2 million. The estimated provision for income taxes is expected to be between $5 million and $8 million.

These statements are forward-looking and actual results may differ materially. These statements are based on information available as of August 7, 2012, and the Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s projected net (loss) income in 2012 and 2013 does not reflect any foreign exchange gains or losses. The 2012 and 2013 earnings outlook also does not take into account the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses or asset impairments. The outlook also does not take into account the effect of a public offering or other financing arrangement or debt restructuring that could impact outstanding shares and thereby the Company’s EPS outlook.

The Company is presenting projected net income (loss) for both 2012 (third quarter and full year) and 2013 without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net loss/income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for 2012 and 2013.

Webcast Reminder

The Company will host a live webcast and conference call today, August 7, 2012 at 5:00 p.m., Eastern Time, to discuss the Company’s second quarter 2012 operating results, as well as other forward-looking information about the Company’s business. Visit the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063). Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 855-859-2056 and enter the pass code 14431240) until August 16, 2012 and the webcast will be archived on EnerNOC’s website for a period of three months.

About EnerNOC

EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications and services including DemandSMART™, comprehensive demand response; EfficiencySMART™, continuous energy savings; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, contracted revenues that the Company expects to earn, the Company’s ability to enhance shareholder value, statements relating to the Company’s estimated customer savings and the future growth and success of the Company’s energy management applications and services in general, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Savings Estimates and Contracted Revenue

Assumptions regarding cumulative customer savings and contracted revenue were disclosed by the Company on April 2, 2012 and June 26, 2012, respectively.

Use of Non-GAAP Financial Measures

To supplement the financial measures presented in EnerNOC’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), EnerNOC also presents non-GAAP financial measures relating to non-GAAP net income or loss, non-GAAP net income or loss per share, adjusted EBITDA, and free cash flow.

A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides the non-GAAP measures listed above as additional information relating to EnerNOC’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

The non-GAAP measures used in this press release and related conference call or webcast differ from GAAP in that they exclude expenses related to stock-based compensation, amortization expense related to acquisition-related intangible assets, as well as in certain measures, the related impact of these adjustments on the provision for income taxes. In addition, investors should note the following:

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EnerNOC defines “non-GAAP net income (loss)” as net income (loss) before expenses related to stock-based compensation and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•

EnerNOC defines “Adjusted EBITDA” as net income (loss), excluding depreciation, amortization, stock-based compensation, interest, income taxes and other income (expense). Adjusted EBITDA eliminates items that are either not part of the Company’s core operations or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the Company’s deployed network, and may not be indicative of current or future capital expenditures.

•

EnerNOC defines “free cash flow” as net cash provided by (used in) operating activities less capital expenditures. EnerNOC defines “capital expenditures” as purchases of property and equipment, which includes capitalization of internal-use software development costs.

EnerNOC’s management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. EnerNOC’s management believes that such measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, EnerNOC’s management considers non-GAAP net income or loss to be an important indicator of the overall performance of the Company because it eliminates certain of the more significant effects of its acquisitions and related activities and non-cash compensation expenses. In addition, EnerNOC’s management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend. Moreover, EnerNOC’s management considers free cash flow to be an indicator of the Company’s operating trend and performance of its business.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except share and per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
DemandSMART	$26,205	$52,578	$43,928	$78,394
EfficiencySMART, SupplySMART, CarbonSMART and other	7,068	6,326	13,795	12,272

Total revenues	33,273	58,904	57,723	90,666
Cost of revenues	24,928	38,527	43,490	57,728

Gross profit	8,345	20,377	14,233	32,938
Operating expenses:
Selling and marketing	13,906	13,620	26,336	25,207
General and administrative	18,387	15,899	36,111	32,212
Research and development	3,818	3,350	7,622	6,582

Total operating expenses	36,111	32,869	70,069	64,001

Loss from operations	(27,766)	(12,492)	(55,836)	(31,063)
Other (expense) income, net	(536)	(142)	697	(14)
Interest expense	(417)	(238)	(897)	(401)

Loss before income tax	(28,719)	(12,872)	(56,036)	(31,478)
Provision for income tax	(417)	(101)	(813)	(767)

Net loss	$(29,136)	$(12,973)	$(56,849)	$(32,245)

Loss per common share
Basic	$(1.10)	$(0.51)	$(2.16)	$(1.27)

Diluted	$(1.10)	$(0.51)	$(2.16)	$(1.27)

Weighted average number of common shares outstanding

Basic	26,505,322	25,537,483	26,378,322	25,393,864

Diluted	26,505,322	25,537,483	26,378,322	25,393,864

EnerNOC, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$79,414	$87,297
Restricted cash	219	158
Trade accounts receivable, net of allowance for doubtful accounts of $334 and $192 at June 30, 2012 and December 31, 2011, respectively	27,107	22,513
Unbilled revenue	305	64,448
Capitalized incremental direct customer contract costs	14,367	5,416
Deposits	17,449	14,050
Prepaid expenses and other current assets	9,034	7,257

Total current assets	147,895	201,139
Property and equipment, net of accumulated depreciation of $59,219 and $51,400 at June 30, 2012 and December 31, 2011, respectively	36,617	36,636
Goodwill	79,192	79,213
Customer relationship intangible assets, net	24,180	26,993
Other definite-lived intangible assets, net	4,707	5,524
Capitalized incremental direct customer contract costs, long-term	5,040	3,056
Deposits and other assets	675	1,235

Total assets	$298,306	$353,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$687	$2,335
Accrued capacity payments	31,474	58,332
Accrued payroll and related expenses	10,639	11,937
Accrued expenses and other current liabilities	7,495	6,107
Accrued performance adjustments	6,550	6,045
Deferred revenue	26,801	10,544

Total current liabilities	83,646	95,300
Long-term liabilities
Deferred acquisition consideration	517	500
Accrued acquisition contingent consideration, long term	379	336
Deferred tax liability	3,391	2,646
Deferred revenue, long-term	11,741	6,810
Other liabilities	507	464

Total long-term liabilities	16,535	10,756

Stockholders’ equity
Undesignated preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 28,729,655 and 27,306,548 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	29	27
Additional paid-in capital	336,907	329,817
Accumulated other comprehensive loss	(813)	(955)
Accumulated deficit	(137,998)	(81,149)

Total stockholders’ equity	198,125	247,740

Total liabilities and stockholders’ equity	$298,306	$353,796

EnerNOC, Inc.

Cash Flow Information

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows provided by operating activities	$4,241	$8,052
Cash flows used in investing activities	(12,156)	(83,887)
Cash flows provided by financing activities	65	1,717
Effects of exchange rate changes on cash	(33)	(62)

Net change in cash and cash equivalents	$(7,883)	$(74,180)

EnerNOC, Inc.

NON-GAAP NET LOSS AND NET LOSS PER SHARE RECONCILIATION

(Unaudited)

	Three Months Ended June 30,
	2012	2011
	(In thousands, except share and per share data)

GAAP net loss	$(29,136)	$(12,973)
ADD: Stock — based compensation	3,299	3,785
ADD: Amortization expense of acquired intangible assets	1,794	1,373
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss	$(24,043)	$(7,815)

GAAP net loss per basic share	$(1.10)	$(0.51)
ADD: Stock — based compensation	0.12	0.15
ADD: Amortization expense of acquired intangible assets	0.07	0.05
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss per basic share	$(0.91)	$(0.31)

GAAP net loss per diluted share	$(1.10)	$(0.51)
ADD: Stock — based compensation	0.12	0.15
ADD: Amortization expense of acquired intangible assets	0.07	0.05
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss per diluted share	$(0.91)	$(0.31)

Weighted average number of common shares outstanding
Basic	26,505,322	25,537,483
Diluted	26,505,322	25,537,483

	Six Months Ended June 30,
	2012	2011
	(In thousands, except share and per share data)

GAAP net loss	$(56,849)	$(32,245)
ADD: Stock — based compensation	6,677	7,267
ADD: Amortization expense of acquired intangible assets	3,630	2,525
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss	$(46,542)	$(22,453)

GAAP net loss per basic share	$(2.16)	$(1.27)
ADD: Stock — based compensation	0.25	0.29
ADD: Amortization expense of acquired intangible assets	0.14	0.10
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss per basic share	$(1.77)	$(0.88)

GAAP net loss per diluted share	$(2.16)	$(1.27)
ADD: Stock — based compensation	0.25	0.29
ADD: Amortization expense of acquired intangible assets	0.14	0.10
LESS: Income tax effect on Non-GAAP adjustments(1)	—	—

Non-GAAP net loss per diluted share	$(1.77)	$(0.88)

Weighted average number of common shares outstanding
Basic	26,378,322	25,393,864
Diluted	26,378,322	25,393,864

(1)	The non-GAAP adjustments would have no impact on the provision for income taxes recorded for the three or six months ended June 30, 2012 or 2011, respectively.

EnerNOC, Inc.

RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net loss	$(29,136)	$(12,973)	$(56,849)	$(32,245)
Add back:
Depreciation and amortization	6,314	5,187	12,424	9,964
Stock-based compensation expense	3,299	3,785	6,677	7,267
Other expense (income)	536	142	(697)	14
Interest expense	417	238	897	401
Provision for income tax	417	101	813	767

Adjusted EBITDA	$(18,153)	$(3,520)	$(36,735)	$(13,832)

EnerNOC, Inc.

RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$4,429	$13,740	$4,241	$8,052
Subtract:
Purchases of property and equipment	(5,581)	(8,680)	(9,134)	(12,144)

Free cash flow	$(1,152)	$5,060	$(4,893)	$(4,092)